Exhibit 10.52 Amendment to Change in Control Severance Agreement

Recitals

(A)
On 5 May 2021, Zimmer GmbH ("Employer" or "Company" as case may be) and Wilfred van Zuilen ("Executive"; the Employer and the Executive each individually, a "Party" and together, the "Parties") have entered into a Change in Control Severance Agreement ("CIC Agreement").
(B)
The Parties know wish to amend the CIC Agreement.

Now, therefore, the Parties have concluded the following amendment to the CIC Agreement ("Amendment"):

1.
General Remarks

Defined terms as used herein and not defined elsewhere in this Amendment, shall have the meaning ascribed to them in Annex 1 to the CIC Agreement.

The Parties acknowledge and confirm that, except as provided for in this Amendment, the CIC Agreement remains unaltered and valid for both Parties.

2.
Entry into Force

This Amendment shall enter into force as of February 19, 2024.

3.
Amendments of Sections of the CIC Agreement
3.1
Amendment of Section 1 of the CIC Agreement (Term of Agreement)

The Parties agree that Section 1 of the CIC Agreement shall be fully replaced by the following:

"1. Term of Agreement

The CIC Agreement incl. Amendment will commence on the date stated above and will continue in effect through December 31, 2024. Beginning on January 1, 2025, and each subsequent January 1, the term of the CIC Agreement incl. Amendment will automatically be extended for one additional year, unless either party gives the other party written notice not to extend the CIC Agreement incl. Amendment at least 30 days before the extension would otherwise become effective or unless a Change in Control occurs. If a Change in Control occurs during the term of the CIC Agreement incl. Amendment, CIC Agreement incl. Amendment will continue in effect for a period

2 /
Amendment to Change in Control Severance Agreement

of 24 months from the end of the month in which the Change in Control occurs. Notwithstanding the foregoing provisions of this Article, the CIC Agreement incl. Amendment will terminate on the Executive's retirement date, as defined under Swiss law."

3.2
Amendment of Section 3.1 of the CIC Agreement (Payment Triggers)

The Parties agree that Section 3.1 of the CIC Agreement shall be fully replaced by the following:

"3.1 Payment Triggers

(a)
Severance Payment Triggers

In addition to the payments as set out in Section 2 of the CIC Agreement, but in lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any plan, program, policy, or arrangement of the Company or by law in particular due to abusive termination under Art. 336a Swiss Code of Obligations (and which the Executive hereby expressly waives), the Company will pay the Executive the Severance Payments described in Section 3.2 of the CIC Agreement upon termination of the Executive's employment following a Change in Control and during the term of this Amendment, unless the termination is (1) by the Company for Cause, (2) by reason of the Executive’s death, or (3) by the Executive without Good Reason.

For purposes of this Section 3.1, the Executive’s employment will be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if (1) the Executive’s employment is terminated without Cause prior to a Change in Control at the direction of a Person who has entered into an agreement with the Ultimate Parent Company, the consummation of which will constitute a Change in Control; or (2) the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in control in applying the definition of Good Reason), if the circumstance or event that constitutes Good Reason occurs at the direction of such a Person.

The Severance Payments described in Article 3 of the CIC Agreement incl. Amendment are subject to the conditions stated in Section 4 of the CIC Agreement.

(b)
Severance Payment Adjustments

If and to the extent the Severance Payments were, at the time of their payment, to be deemed a golden parachute or similar arrangement that the Company is prohibited to pay under the laws where the Company is incorporated and has its registered office or the costs associated with the Severance Payments could no longer be booked as expenditures in the Company's profit and loss statement (a "Parachute Payment") then, depending on whichever alternative produces the better net after-tax result for the Executive, the value of the Severance Payments will either:

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Amendment to Change in Control Severance Agreement

i.
Be reduced in part or in their totality to the extent necessary so that the Severance Payments are not, at the time of their payment, deemed to be Parachute Payments. For this purpose, cash Severance Payments will be reduced first (if necessary, to zero), and all other, non-cash Severance Payments will be reduced next (if necessary, to zero). For purposes of the limitation described in the preceding sentence, the following will not be taken into account: (1) any portion of the Severance Payments the receipt or enjoyment of which the Executive effectively waived in writing prior to the Date of Termination, and (2) any portion of the Severance Payments that, in the opinion of the Company’s accounting firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the U.S. Internal Revenue Code of 1986, as amended, and its interpretive rules and regulations.

or

ii.
Be paid in full.

For the avoidance of doubt, this Section 3.1(b) shall reduce the Severance Payments otherwise payable to the Executive only if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into the account any excise taxes payable in respect of such Severance Payments)."

4.
Governing Law and Jurisdiction

This Amendment shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

The ordinary courts and at the registered office of the Company shall have exclusive jurisdiction for all disputes arising out of or in connection with this Amendment.

Zimmer GmbH

/s/ Guillaume Génin /s/ Rachel Stauffer

Guillaume Génin Rachel Stauffer

Vice President EMEA Counsel Vice President Human Resources EMEA

Executive

/s/ Wilfred van Zuilen

Wilfred van Zuilen